PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                       www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                Contact: Mark F. Bradley
February 15, 2008                                                                                                  President and Chief Executive Officer
                                                                     (740) 373-3155

PEOPLES BANCORP INC.
DECLARES FIRST QUARTER 2008 DIVIDEND
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MARIETTA, Ohio- The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) yesterday declared a cash dividend of $0.22 per share payable on April 1, 2008, to shareholders of record at March 17, 2008.
The first quarter dividend reflects a payout of approximately $2.3 million based on 10.3 million shares outstanding at February 14, 2008.
“The Board's declaration of the first quarter dividend reflects our commitment to shareholder return, our strong capital level and is consistent with our emphasis on dividends,” said Mark F. Bradley, President and CEO.
The annualized 2008 dividend of $0.88 equates to a yield of 3.74% based on Peoples Bancorp’s closing stock price of $23.50 on February 14, 2008.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginiaand Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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